DATE            24 JUNE            1999
                     ---------------------------------------



                            RICHARD MYERS AND OTHERS

                               RADICA GOLD LIMITED




                            SHARE PURCHASE AGREEMENT

                    RELATING TO THE ACQUISITION OF THE ENTIRE
               ISSUED SHARE CAPITAL OF LEDA MEDIA PRODUCTS LIMITED


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                                    CONTENTS

CLAUSE                                                                PAGE

1                 Definitions and interpretation                         1
2                 Sale and purchase                                      6
3                 Consideration                                          6
4                 Completion                                             7
5                 Warranties                                             8
6                 Taxation                                              10
7                 Restrictions on the Vendors                           10
8                 Release by the Vendors                                12
9                 Confidentiality                                       12
10                Release from Guarantees                               13
11                General                                               15
12                Notices                                               17
13                Governing law and jurisdiction                        18

SCHEDULES

1                 The Vendors
2                 The Company
3                 The Subsidiaries
4                 Completion Obligations of the Vendors
5                 Warranties
6                 Properties
7                 Tax Covenant
8                 Limitations on Liability

LIST OF AGREED FORM DOCUMENTS

A1 and A2         Service Agreements
B1 to B6          Letters of Resignation
C1 to C3          Vendors' Powers of Attorney
D1 and D2         Board Minutes
E                 Loan Notes
F                 Set-Off Loan Notes
G                 Consultancy Agreement
H                 Announcement


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                            SHARE PURCHASE AGREEMENT

DATE     24 June 1999

PARTIES

1        THE PERSONS  whose names and  addresses are set out in Schedule 1 ("the
         Vendors")

2 RADICA GOLD LIMITED (Registered No. 3777636) whose registered office is at 30 Camp Road, Farnborough, Hampshire GU14 6EW ("the Purchaser")

RECITALS

A The Company is a private company limited by shares. Details of the Company are set out in Schedule 2.

B The Vendors have agreed to sell and the Purchaser has agreed to buy the Shares on the terms and subject to the conditions of this Agreement.

AGREEMENT

1        DEFINITIONS AND INTERPRETATION

1.1 The Recitals and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Recitals and Schedules.

1.2 In this Agreement, the following words and expressions have the following meanings:-

         THE ACCOUNTS: the audited accounts of the Company and of the Subsidiaries and the audited consolidated accounts of the Company and Leda HK for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account or, as the case may be, a consolidated




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         balance  sheet and  consolidated  profit  and loss  account,  notes and directors' and auditors' reports);

         THE ACCOUNTING STANDARDS BOARD: the Accounting Standards Board in England and Wales;

         THE ACCOUNTS DATE: 31 August 1998;

         THE AGREED FORM: the form agreed between and signed by or on behalf of the Vendors and the Purchaser;

         BUSINESS DAY: any day other than a Saturday, Sunday or any other day which is a public holiday in England;

         CAA 1990: Capital Allowances Act 1990;

         THE COMPANY: Leda Media Products Limited;

         THE COMPANIES ACTS: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

         COMPLETION: completion of the sale and purchase of the Shares in accordance with this Agreement;

         THE COMPLETION DATE: the date hereof;

         THE CONSIDERATION: the sum referred to in Clause 3.1;

         THE CONSULTANCY AGREEMENT: the consultancy agreement proposed to be entered into between the Company and Trevor Sharman being in the Agreed Form marked "G";

         THE DISCLOSURE LETTER: the letter dated the date of this Agreement from the Vendors to the Purchaser making certain disclosures against the Warranties;



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         GROUP COMPANY: in relation to any company,  any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

         ICTA 1988: Income and Corporation Taxes Act 1988;

         INTELLECTUAL PROPERTY: patents, petty patents, utility models, registered designs, design right, topography rights, copyright, database right, trade marks, service marks, trade or business names, domain names, get-up or trade dress, inventions or secret processes, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications for any such right;

         LEDA  HK:  Leda  Media   Products  (HK)  Limited,   being  one  of  the
         Subsidiaries;

         LOAN NOTES: the US$10,945,376 floating rate guaranteed loan notes constituted by the instrument in the Agreed Form marked "E" to be issued by the Purchaser to Richard Myers and Trevor Sharman in part satisfaction of the Consideration;

         THE MANAGEMENT ACCOUNTS: the unaudited accounts of the Company and of the Subsidiaries for the eight month period from the Accounts Date to 30 April 1999 comprising a balance sheet and profit and loss account), a copy of each of which is annexed to the Disclosure Letter;

         THE PARTIES: the parties to this Agreement;

         THE PROPERTIES: the leasehold properties of the Company and Leda HK, details of which are given in Schedule 6;

         THE PURCHASER'S SOLICITORS: Macfarlanes of 10 Norwich Street, London EC4A 1BD;

         THE RESTRICTED TERRITORIES:

         (a) the United Kingdom, the Channel Islands, the Isle of Man, the Republic of Ireland, France, Germany, China, Austria, Belgium, Czech Republic,



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                  Greece,  Holland,  Italy,  Portugal,  Scandinavia,  Spain  and
                  Switzerland;

         (b) any other country in which the Company or the Subsidiaries is resident or otherwise carries on business at Completion;

         THE SHARES: the shares referred to in paragraph 9 of Schedule 2 comprising the entire issued share capital of the Company;

         THE SERVICE AGREEMENTS: the service agreements proposed to be entered into between the Company and each of Neil Doughty and Elliott Myers being in the Agreed Forms marked "A1" and "A2";

         SET-OFF LOAN NOTES: the US$1,399,200 floating rate guaranteed set-off loan notes constituted by the instrument in the Agreed Form marked "F" to be issued by the Purchaser to Richard Myers, Trevor Sharman and Neil Doughty in part satisfaction of the consideration;

         THE SUBSIDIARIES: the subsidiaries of the Company details of which are set out in Schedule 3;

         THE TAX COVENANT: the covenant contained in Schedule 7;

         TCGA 1992: Taxation of Chargeable Gains Act 1992;

         VATA 1994: Value Added Tax Act 1994;

         THE VENDORS' SOLICITORS: Beachcroft Wansboroughs of 100 Fetter Lane, London EC4A 1BN; and

         THE WARRANTIES:  the representations and warranties set out in Schedule
         5.

1.3      In this Agreement (unless the context requires otherwise):-

1.3.1 words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;



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1.3.2    any question as to whether a person is connected  with any other person shall be determined in accordance with the provisions of Section 839 ICTA 1988;

1.3.3 any reference to any statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision before the date of this Agreement, to any modification, re-enactment or extension of that statute or statutory provision made before that date and to any former statute or statutory provision which it consolidated or re-enacted before that date;

1.3.4 any reference to an SSAP is to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board and shall be construed as including a reference to:

         1.3.4.1 any Financial Reporting Standard issued by the Accounting Standards Board to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by the Accounting Standards Board; and

         1.3.4.2 any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;

1.3.5    any gender includes a reference to the other genders;

1.3.6    the singular includes a reference to the plural and vice versa;

1.3.7 any reference to a Recital, Clause or Schedule is to a Recital, Clause or Schedule (as the case may be) of or to this Agreement;

1.3.8 "directly or indirectly" means (without limitation) either alone or jointly with any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate; and


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1.3.9    any reference to any English legal term for any action,  remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.4 The headings in this Agreement do not form part of this Agreement or any part thereof and do not affect its interpretation.

2        SALE AND PURCHASE

2.1 The Vendors (each as to those of the Shares specified against his name in Schedule 1) shall sell with full title guarantee free from all liens, charges, encumbrances and any other third party rights and the Purchaser shall purchase the Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Purchaser.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.

3        CONSIDERATION

3.1 The consideration for the Shares shall be the sum of US$13,992,000 (thirteen million nine hundred and ninety two thousand United States dollars).

3.2 The Consideration shall be divided between the Vendors in proportion to their respective holdings of the Shares (as set out in Schedule 1) but the Purchaser shall not be concerned with such division.

3.3      The Consideration shall be satisfied as follows:-



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3.3.1    US$1,647,424  shall be paid on  Completion to the Vendors in accordance with Clause 4.1.3;

3.3.2 US$10,945,376 shall be satisfied on Completion in accordance with Clause 4.1.4; and

3.3.3 US$1,399,200 shall be satisfied on Completion in accordance with Clause 4.1.5.

3.4 Any amount paid in respect of a breach of any of the Warranties or under the Tax Covenant shall be deemed to give rise to a corresponding reduction in the Consideration.

4        COMPLETION

4.1 Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when:-

4.1.1 the Vendors shall deliver to the Purchaser, or procure the delivery to the Purchaser of, the documents and other items referred to in Schedule 4;

4.1.2 the Vendors and the Purchaser shall jointly procure that there shall be held a Meeting of the Board of Directors of the Company and of Leda HK at which there shall be duly passed Resolutions set out and contained in Board Minutes of the Company and of Leda HK in the Agreed Forms marked "D1" and "D2" respectively;

4.1.3 the Purchaser shall pay that part of the Consideration referred to in Clause 3.3.1 to the Vendors' Solicitors (who are hereby authorised to receive the same on behalf of the Vendors), by way of transfer of funds;

4.1.4 the Purchaser shall satisfy that part of the Consideration referred to in Clause 3.3.2 by the issue to the Vendors of the Loan Notes;

4.1.5 the Purchaser shall satisfy that part of the Consideration referred to in Clause 3.3.3 by the issue to the Vendors of the Set-Off Loan Notes.



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4.2      The performance by the Vendors of their  respective  obligations  under
         Clause 4.1 shall be a condition precedent to the performance by the Purchaser of its obligations under Clause 4.1 to the intent that, if the Vendors or any of them shall fail or shall be unable to perform any of their obligations under Clause 4.1, the Purchaser shall at its option (and without prejudice to any other remedies or rights which it may have against the Vendors or any of them in respect of such non-performance) cease to be liable to perform its obligations under Clause 4.1.

5        WARRANTIES

5.1 The Vendors represent and warrant to the Purchaser that each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

5.2 The Warranties shall not in any respect be extinguished or affected by Completion.

5.3 The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance on representations in the terms of the Warranties made by the Vendors with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced by those representations to enter into this Agreement.

5.4 The Vendors undertake to the Purchaser that, in the event of any claim being made against them for breach of the Warranties, they will not make any claim against the Company or the Subsidiaries or against any director, officer or employee of the Company or of the Subsidiaries on which or on whom they may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

5.5      The Warranties:-

5.5.1 are qualified by reference to those matters fully, fairly and clearly disclosed in the Disclosure Letter and not otherwise. In particular, but without limitation, the rights and remedies of the Purchaser in respect of the Warranties shall not be




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         affected  by any  investigation  made by or on behalf of the  Purchaser into the affairs of the Company and the Subsidiaries;

5.5.2 are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty;

5.5.3 where qualified by the knowledge, information, belief or awareness of the Vendors, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Vendors in respect of the relevant subject matter of such Warranties; and

5.6 apply to each of the Subsidiaries as well as to the Company as if the word "Company" was defined to mean each of the Subsidiaries and the Company.

5.7 The liability of the Vendors in respect of any claim for breach of the Warranties or the Tax Covenant shall be subject to the provisions of
         Schedule 8 provided that the provisions of Schedule 8 shall not apply in respect of:-

5.7.1 any claim under paragraph 2.1 (capacity), 3.1 (share ownership) or 3.2 (share and loan capital) of Schedule 5; nor

5.7.2 any claim arising out of any fraudulent or wilful non-disclosure on the part of the Vendors.

6        TAXATION

         The provisions of Schedule 7 shall have effect.

7        RESTRICTIONS ON THE VENDORS

7.1 Each of the Vendors covenants with the Purchaser with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Company and the Subsidiaries and as a constituent part of the agreement for the sale of the Shares that save with the previous written consent of the Purchaser:-



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

7.1.1 he will not in the Restricted Territories for the period of three years following the Completion Date directly or indirectly in competition with the Company or the Subsidiaries engage in business with or be in any way interested in or connected with any concern, undertaking, firm or body corporate which engages in or carries on within any part of the Restricted Territories any business which competes with any business carried on by the Company or the Subsidiaries at the Completion Date and in particular (but without limitation) the business of the manufacture and distribution of peripherals and accessories to the video games and PC games market;

7.1.2 he will not in the Restricted Territories for the period of three years following the Completion Date directly or indirectly:-

         7.1.2.1 interfere with or, in competition with the Company or the Subsidiaries in relation to any business which competes with any business carried on by the Company or the Subsidiaries as at the Completion Date, offer or agree to provide goods or services of any description to, or solicit or endeavour to entice away from the Company or the Subsidiaries the custom of any person, firm or body corporate which, at any time during the period of one year ending on the Completion Date, has been a customer or client of, or in the habit of dealing with, the Company or the Subsidiaries or which, at any time during that period, was to his knowledge negotiating with the Company or the Subsidiaries in relation to the provision of goods or services by the Company or the Subsidiaries;

         7.1.2.2 interfere or seek to interfere with contractual or other trade relations between the Company or the Subsidiaries and any of its or their respective suppliers in existence or under negotiation at any time during the period of one year ending on the Completion Date;

         7.1.2.3  solicit the  services of or  endeavour to entice away from the
                  Company  or  the  Subsidiaries   any  director,   employee  or


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                  consultant of the Company or the Subsidiaries  (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) or knowingly employ, assist in or procure the employment by any other person, firm or body corporate of any such person;

7.1.3 he will not at any time following the Completion Date disclose to any person, firm or body corporate or otherwise make use or permit the use of any trade secrets or confidential knowledge or information concerning the business, finances or affairs of the Company or of the Subsidiaries or of any of their respective customers, clients or suppliers at the date of this Agreement and will use his best endeavours to prevent the publication or disclosure of any such secrets, knowledge or information by any third party;

7.1.4 he will not for the period of three years following the Completion Date use or apply to register on any public register any trade or business name used by the Company or the Subsidiaries during the period of two years preceding the Completion Date (including in particular (but without limitation) the names Leda, LMP and Gamester (whether alone or in conjunction with other names)) or any name similar to those names or likely to be confused with them.

7.2 Each of the Vendors agrees that, having regard to the facts and matters above, the restrictions contained in Clause 7.1 are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that, having regard to those facts and matters, those restrictions do not work harshly on him. It is nevertheless agreed that, if any of those restrictions shall, taken together or separately, be held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

7.3 The restrictions contained in the sub-clauses of Clause 7.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.



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8        RELEASE BY THE VENDORS

8.1 Each of Richard Myers and Trevor Sharman confirms that he has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or the Subsidiaries or against any of the directors or employees of the Company or the Subsidiaries and that no agreement or arrangement (including (without limitation) any contract of employment) is outstanding under which the Company or the Subsidiaries or any of such persons has or could have any obligation of any kind to him. Neil Doughty confirms that he has no such claims save in relation to his contract of employment which has been disclosed to the Purchaser and is included as an annexure to the Disclosure Letter.

8.2 To the extent that any such claim or obligation exists or may exist, each of the Vendors irrevocably and unconditionally waives such claim or obligation and releases the Company and the Subsidiaries and any such other persons from any liability whatsoever in respect of such claim or obligation.

9        CONFIDENTIALITY

9.1 Subject to the provisions of Clause 9.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including (without limitation) any document, statement or disclosure published, issued or made by the Vendors or any of them to any supplier to or customer of the Company or the Subsidiaries) in each case relating to or connected with or arising out of this Agreement or the matters contained in it, without obtaining the previous approval of the Purchaser (in the case of the Vendors) and Richard Myers (in the case of the Purchaser) to its contents and the manner of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed).

9.2      The provisions of Clause 9.1 do not apply to:-



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

9.2.1 any announcement relating to or connected with or arising out of this Agreement required to be made by the Purchaser by virtue of any applicable law or regulation; and

9.2.2    the announcement in the Agreed Form marked "H".

10       RELEASE FROM GUARANTEES

         The Purchaser agrees to use reasonable endeavours to procure the release of the personal guarantee given by Richard Myers and Trevor Sharman to De Lage Landen Leasing and Factors (now FNN Financial Limited) in the form attached to the Disclosure Letter, and the Purchaser agrees to indemnify each of Richard Myers and Trevor Sharman in respect of any liability which he may incur pursuant to such guarantee from Completion until the release of such guarantee is obtained.

11       PENSION SCHEME

         It is hereby acknowledged and declared that the Company is the principal employer and trustee of a money purchase pension scheme with Scottish Amicable (Policy Number 161HP302) ("the Pension Scheme"), the beneficiaries of which are Richard Myers and Andrea Myers. The Parties will procure that the Company is removed as a trustee as soon as practicable and renounces any interest that it may have therein. Andrea Myers has acknowledged in writing to the Company in a letter dated 24 June 1999 and Richard Myers hereby acknowledges and confirms the release by each of them of the Company from all and any liability in relation to the Pension Scheme.

12       ESCROW

12.1 In the event that the Purchaser has given notice to any Noteholder (as defined in the Set-Off Loan Note) pursuant to the provisions of Condition 7.1 of the Set-Off Loan Note that it wishes to exercise its right of set-off thereunder and to the extent that any claim or claims subject to such right of set-off ("Relevant Claim") have not been settled or withdrawn by 31 December 2000 (being the "Maturity




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



         Date" thereunder), the Purchaser shall be entitled, at its sole discretion, to pay any amount which it is entitled to deduct from the Principal and/or the Interest (each as defined therein) ("the Escrow Sum") into an interest bearing deposit account held in the joint names of the Purchaser's Solicitors and Vendors' Solicitors ("the Escrow Account").

12.2 As soon as possible following the agreement or determination or final adjudication of the Relevant Claim there shall be released from the Escrow Account:-

12.2.1 to the Purchaser (or as it shall direct), a sum equal to the amount for which the Relevant Claim shall have been agreed or determined or for which judgment in respect of the Relevant Claim shall have been obtained, together with a proportion of the total interest earned on the monies standing to the credit of the Escrow Account from Completion to the date of payment out (being that proportion which the sum released to the Purchaser from the Escrow Account pursuant to this sub-clause bears to the Escrow Sum); and

12.2.2 to the Vendors' Solicitors the balance of the monies standing to the credit of the Escrow Account.

12.3 In the event that the Purchaser has not exercised its rights under 12.1 above and any Relevant Claim has not been settled or withdrawn by 30 November 2001, the Purchaser shall be obliged to place the relevant Escrow Sum into the Escrow Account, such Escrow Sum to be dealt with in accordance with the provisions of Clause 12.2 above and in the event that the Purchaser shall fail to do so, then, for the purposes of Condition 7 only, the Relevant Claim shall be deemed to have been withdrawn.

12.4 The Parties shall give such instructions to their respective solicitors as is necessary to give effect to the provisions of this Clause 12.

13       VENDORS' COVENANT

         The Vendors hereby covenant to pay to the Purchaser an amount equal to five times (5x) the amount (if any) by which the net asset value of the Company

         (calculated as at 24 June 1999 by the Purchaser after Completion in accordance with the principles referred to in paragraph 4.1.2 of
         Schedule 5) is less than (pound)1,320,000 or to the extent that the calculation of the net asset value is adjusted from that used in the preparation of the Management Accounts to comply with the said principles where they have not previously done so the sum of (pound)1,230,000.

14       GENERAL

14.1.1 The Vendors shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

14.1.2 The Purchaser shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Vendors may from time to time reasonably require for the purpose of giving the Vendors the full benefit of the provisions of this Agreement.

14.2 This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the Parties. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a Warranty. The only remedy available to it for breach of the Warranties shall be for breach of contract under the terms of this Agreement. Nothing in this sub-clause shall, however, operate to limit or exclude any liability for fraud.

14.3 Each of the Vendors waives any rights of pre-emption over the Shares conferred on him or held by him either by virtue of the Company's Articles of Association or by express agreement or otherwise.

14.4 Each Party shall pay his or its own costs and expenses of and incidental to this Agreement and the sale and purchase of the Shares.

14.5 This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

14.6 Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into jointly and severally.

14.7.1 Subject to Clause 14.7.2, this Agreement shall be binding upon and enure for the benefit of the successors and assigns of the Parties including, in the case of individuals, their respective estates after their deaths.

14.7.2 The Parties shall not be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of each of the other Parties PROVIDED THAT the Purchaser shall be entitled to assign its rights and obligations to any Group Company of the Purchaser without requiring the consent of the Vendors.

14.8.1 The failure of the Purchaser at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

14.8.2 No waiver by the Purchaser of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

14.8.3 Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Purchaser in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

14.9 This Agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

14.10 The Purchaser shall have no right to rescind this Agreement in the event of a breach of the Warranties.

15       NOTICES

15.1 Any notice to be served in connection with this Agreement shall be in writing and shall be delivered by hand, sent by registered mail, recorded delivery or first-class post or transmitted by fax:-

15.1.1 in the case of the Purchaser, to its registered office for the time being marked "For the Urgent Attention of the Secretary"; or

15.1.2   in the case of an  individual,  to the address set opposite his name in
         Schedule 1 or to such other address as he may notify in writing for the purposes of this Agreement to the Party serving the document.

15.2     Each  of  Richard  Myers  and  Trevor  Sharman   irrevocably   appoints
         Beachcroft Wansboroughs of 100 Fetter Lane, London EC4A 1BN to be his agent for service of process and notices in England.

15.3     Any such notice shall be deemed to have been served as follows:-

15.3.1   in the case of delivery by hand, on delivery;

15.3.2 in the case of service by post, on the third Business Day after the day on which it was posted;

15.3.3   in the case of transmission by fax, on the day it is transmitted;

15.4 Subject as provided in Clause 15.3, in proving such service it shall be sufficient to prove that the notice was properly addressed and left at, posted to or transmitted by fax to that address.

15.5 For the purpose of this Clause, "Business Day" shall mean any day other than Saturday, Sunday or any other day which is a public holiday in the place at or to which the notice is left or despatched.

16       GOVERNING LAW AND JURISDICTION

16.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

16.2 The Parties submit to the non-exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

EXECUTED as a deed and delivered on the date set out at the head of this Agreement.

                                   SCHEDULE 1

                                   THE VENDORS

1                      2                       3              4                   5                  6
                                                                                                     SET-OFF LOAN NOTE

                                               HOLDING OF     CASH CONSIDERATION  LOAN NOTE          CONSIDERATION

NAME                   ADDRESS                 SHARES                             CONSIDERATION

Richard Myers          Flat 7, 3rd floor       35,000            US$320,000       US$8,494,960       US$979,440
                       28 Rue Souveraine
                       Brussels 1050, Belgium

Trevor Sharman         Condominium unit        11,000            US$320,000       US$2,450,416       US$307,824
                       592/107,
                       8th Floor Room 812
                       Park Beach Condominium
                       592 Soi Naklua 16
                       Pattaya-Naklua
                       Banglamung
                       Cholbury,
                       Thailand

Neil Doughty           41 Park Lane              4,000        US$1,007,424                           US$111,936
                       Knebworth
                       Hertfordshire
                       SG3 6PH

                                   SCHEDULE 2

                                   THE COMPANY


1      Registered number:                        2535134

2      Date of incorporation:                    28 August 1990

3      Legislation under which incorporated:     England & Wales

4      Registered office address:                Stonemasons House
                                                 75 Railway Street
                                                 Hertford
                                                 Hertfordshire  SG14 1RP

5      Directors:                                Neil Doughty
                                                 Richard Myers
                                                 Trevor Sharman

6      Secretary:                                Trevor Sharman

7      Authorised share capital:

           (a)  Amount:                          (pound)50,000
           (b)  Number and class of shares:      50,000 ordinary shares of
                                                 (pound)1 each

8      Issued share capital:

           (a)  Amount:                          (pound)50,000
           (b)  Number and class of shares:      50,000 ordinary shares of
                                                 (pound)1 each

9      Issued loan capital:                      None

10     Charges:

Date of     Date of          Property
charge:     registration:    charged:               Sums secured:     Chargee:

05.03.96    07.03.96         Fixed and floating     All monies        FMN Financial Limited
                             on all assets                            (formerly known as De
                                                                      Lage Landen Factors
                                                                      Limited)

11     Accounting Reference Date:                31 August

12     Auditors:                                 Ernst & Young

13     Bankers:                                  Lloyds Bank plc/
                                                 Midland Bank plc

                                   SCHEDULE 3

                                THE SUBSIDIARIES

PART 1 LEDA MEDIA PRODUCTS (HK) LIMITED

1      Certificate number:                       595096

2      Date of incorporation:                    12 February 1997

3      Legislation under which incorporated:     Hong Kong

4      Registered office address:                37/F Wu Chung House,
                                                 213 Queen's Road East
                                                 Wanchai, Hong Kong

5      Directors:                                Lavinia Kit Wa Wong
                                                 Richard Myers
                                                 Chaparral Limited
                                                 Trevor Sharman

6      Secretary:                                BCS Limited

7      Authorised share capital:

           (a)  Amount:                          HK$1,000
           (b)  Number and class of shares:      1,000 ordinary shares of
                                                 HK$1.00 each

8      Issued share capital:

           (a)  Amount:                          HK$1,000
           (b)  Number and class of shares       1,000 ordinary shares of
                and by whom held                 HK$1.00 each (999 held by Leda
                                                 Media Products Limited and 1
                                                 held by Cobyrne Limited as
                                                 nominee for Leda Media Products
                                                 Limited)

9      Issued loan capital:                      None

10     Charges:

Date of     Date of          Property
charge:     registration:    charged:               Sums secured:     Chargee:



11     Accounting Reference Date:                31 August

12     Auditors:                                 Grant Thornton

13     Bankers:                                  HSBC

                                   SCHEDULE 3

                                THE SUBSIDIARIES

PART 2            LMP (USA) INC.

1      Registered number:                        4310064

2      Date of incorporation:                    16 February 1999

3      Legislation under which incorporated:     Illinois, USA

4      Registered office address:                1260 Karl Court,
                                                 Wancouda,
                                                 Illinois 60084,
                                                 USA

5      Directors:                                Trevor Sharman

6      Secretary:                                John Doughty

7      Authorised share capital:

           (a)  Amount:                          US $100,000
           (b)  Number and class of shares:      100,000 shares of US $ 1 each

8      Issued share capital:

           (a)  Amount:                          US $ 1,000
           (b)  Number and class of shares       1,000 shares of US $ 1 each
                and by whom held:

9      Issued loan capital:                      None

10     Charges:                                  None

Date of     Date of          Property
charge:     registration:    charged:               Sums secured:     Chargee:



11     Accounting Reference Date:                N/A

12     Auditors:                                 N/A

13     Bankers: American National/First National of Chicago

                                   SCHEDULE 4

                      COMPLETION OBLIGATIONS OF THE VENDORS

At Completion, the Vendors shall deliver or procure to be delivered to the Purchaser:-


1 duly executed transfers in favour of the Purchaser or its nominee(s) in respect of the Shares together with the certificates for the Shares;

2 any other document which may reasonably be required to give good title to the Shares or which may be necessary to enable the Purchaser to procure the registration of the Shares in the name of the Purchaser or its nominee(s);

3 a copy of any power of attorney under which this Agreement, or any of the transfers or other documents referred to in the preceding paragraphs 1 and 2 of this Schedule, is executed and evidence to the Purchaser's satisfaction of the authority of any person signing on behalf of any corporate entity;

4 the common seal (if any) and statutory books (including registers and minutes books) of the Company and the Subsidiaries made up to the Completion Date and all certificates of incorporation and certificates of incorporation on change of name of the Company and the Subsidiaries;

5 certificates for all the issued shares of each of the Subsidiaries registered in the name of the Company;

6 letters of resignation in the Agreed Forms marked "B1" to "B3" from Richard Myers (as a director) and Trevor Sharman (as a director and Secretary) (in each case in relation to the Company) and a letter of resignation in the Agreed Form marked "B4" from Richard Myers (in relation to Leda HK) acknowledging under seal that he has no claim against the Company or the Subsidiaries for compensation for loss of office or otherwise;

7 a copy of a letter from Ernst & Young in the Agreed Form marked "B5" resigning their office as Auditors of the Company and a letter from Grant Thornton in the Agreed Form marked "B6" resigning their office as Auditors of Leda HK with effect from Completion and accompanied by the statement required by Section 394 Companies Act 1985, originals of such letter to be deposited at the registered office of the Company;

8 engrossments in duplicate of each of the Service Agreements and the Consultancy Agreement duly executed by the relevant party;

9 powers of attorney in the Agreed Form marked "C1" to "C3" duly executed by the Vendors for the purpose of securing the interest of the Purchaser in the Shares pending their registration into the names of the Purchaser and/or its nominee(s);

10 all credit cards in the name, or for the account, of the Company or of the Subsidiaries in the possession of any officer or employee of the relevant company resigning at Completion;

11     the documents of title to the Properties;

12 evidence to the Purchaser's satisfaction of the non-crystallisation of any floating charges created in favour of De Lage Landen Leasing and Factoring by the Company and the Subsidiaries;

13 evidence to the Purchase's satisfaction of the repayment to the Company of all sums due to it from any Vendor or any person connected with him;

14 evidence to the Purchaser's satisfaction that Richard Myers has bought a 7-series BMW (Registration No. 69 RNM) from the Company for(pound)26,500 and that Andrea Myers has bought a Land Rover Discovery (Registration No. M518 KAC) from the Company for(pound)7,000;

15 evidence to the Purchaser's satisfaction that all and any arrangements, agreements and obligations (whether contractual or otherwise) between the Company and/or the Subsidiaries and a company known as Eastern Mainsource (which is registered in the British Virgin Islands) have been properly terminated;

16 a letter of consent from Sony agreeing not to enforce its rights to terminate the contract between it and the Company as a result of the change of control of the

       Company; and

17     duly  executed   changes  of  bank  mandates  for  the  Company  and  the
       Subsidiaries.

                                   SCHEDULE 5

                                   WARRANTIES


1        DISCLOSED INFORMATION

1.1      RECITALS AND OTHER SCHEDULES

         The facts set out in the Recitals and in Schedules 2 and 3 are true and accurate in all respects.

1.2      THE DISCLOSURE LETTER

         All information contained or referred to in the Disclosure Letter is true and accurate in all material respects.

1.3      MEMORANDUM AND ARTICLES OF ASSOCIATION

         The copy of the Memorandum and Articles of Association of the Company annexed to the Disclosure Letter is true and complete, has embodied in it or annexed to it a copy of every such resolution or agreement as is referred to in Section 380(4) Companies Act 1985 and sets out in full the rights and restrictions attaching to each class of the Company's share capital.

1.4      STATUTORY BOOKS

         The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

1.5      RETURNS

         All returns, particulars, resolutions and other documents required under the Companies Act 1985 and all other relevant legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other relevant authority whatsoever have been duly and properly made and delivered.

1.6      MATERIAL DISCLOSURE

         There are no facts or circumstances relating to the Shares or to the assets, business or affairs of the Company which have been deliberately withheld by the Vendors and which would have a material adverse effect on the Company or the Purchaser as a result of the Purchaser acquiring the Shares.

2        THE VENDORS

2.1      CAPACITY

2.1.1 Each Vendor has full power to enter into and perform this Agreement and this Agreement constitutes binding obligations of each Vendor in accordance with its terms.

2.1.2 The execution and delivery of this Agreement by the Vendors and the performance of and compliance with its terms and provisions will not:-

         2.1.2.1 conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which any of them or the Company is a party or by which any of them or the Company is bound or of the Memorandum or Articles of Association of the Company;

         2.1.2.2 conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency; or

         2.1.2.3 cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis or cause any officer or senior employee to leave and, so far as the Vendors are aware, the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected thereby.

2.2      VENDORS' OTHER INTERESTS

         No Vendor nor, so far as the Vendors are aware, any person connected with any Vendor has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or any proposed business of the Company.

3        THE SHARES AND THE COMPANY

3.1      THE SHARES

3.1.1 The Shares comprise the whole of the allotted and issued share capital of the Company and all of the Shares are fully paid or credited as fully paid.

3.1.2 The Shares are legally and beneficially owned by the Vendors free from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

3.2      SHARE AND LOAN CAPITAL

         Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

3.3      SUBSIDIARIES AND SUBSIDIARY UNDERTAKINGS

3.3.1 The Company does not have, and never has had, any subsidiaries or subsidiary undertakings apart from the Subsidiaries.

3.3.2 The Company is the beneficial owner of the entire issued share capital of the Subsidiaries, free from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

3.4      ASSOCIATED COMPANIES

         The Company has no associated companies as defined in SSAP1, as amended by FRS9.

3.5      FOREIGN BRANCHES

         The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

3.6      COMPANIES CONTROLLED BY VENDORS

         There exists no company owned or controlled (directly or indirectly) by the Vendors or any of them or any of their connected persons which in any way competes with the business of the Company as at the date hereof and there exists no understanding, liability, commitment or otherwise between any such company and the Company which remains to be satisfied and no money is either owed to or by the Company in respect of any such companies.

4        THE ACCOUNTS AND ACCOUNTING RECORDS

4.1      THE ACCOUNTS

         The Accounts:-

4.1.1 comply with the requirements of the Companies Act 1985 (or, in the case of the Subsidiaries, in accordance with any relevant law);

4.1.2 have been prepared in accordance with all applicable SSAPs, FRSs or UITF abstracts or, where there are none, in accordance with accounting principles generally accepted in the United Kingdom and on a basis consistent with preceding accounting periods;

4.1.3 show a true and fair view of the state of affairs of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date;

4.1.4 save as expressly disclosed in the Accounts, are not affected by any extraordinary, exceptional or non-recurring items;

4.1.5 properly and adequately disclose all the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Company as at the Accounts Date and make proper provision and/or reserve for all such liabilities; and

4.1.6 properly and adequately disclose all financial commitments in existence as at the Accounts Date.

4.2      STOCK VALUATION

4.2.1 The method of valuing stock-in-trade and work-in-progress for the Accounts was in accordance with SSAP 9 and, subject to that Standard, was consistent in all respects with that adopted in the corresponding audited accounts for the preceding three financial periods and has been accepted by the Inland Revenue for taxation purposes.

4.2.2 Proper provision has been made in the Accounts in respect of dead, slow moving, obsolete, redundant or excess stock-in-trade and/or work-in-progress and the value attributed to the remaining stock-in-trade and/or work-in-progress did not exceed the lower of direct cost or net realisable value at the Accounts Date.

4.3      ACCOUNTING RECORDS

         The accounting records of the Company:-

4.3.1 have at all times been properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them;

4.3.2 contain or reflect no material inaccuracies or discrepancies of any kind; and

4.3.3 disclose the matters which ought to appear in them with reasonable accuracy.

4.4      MANAGEMENT ACCOUNTS

4.4.1 The Management Accounts have been properly prepared in a manner consistent with that adopted in the preparation of the Accounts.

4.4.2 Having regard to the purpose for which the Management Accounts have been prepared, they are not misleading and do not overstate the profits of the Company in respect of the period to which they relate.

5        TAXATION

5.1      DEFINITIONS

         Words and expressions defined for the purposes of Schedule 9 (Tax Covenant) shall have the same meaning for the purposes of this Part of
         Schedule 5.

5.2      THE ACCOUNTS

5.2.1 All liabilities, whether actual or deferred, contingent or disputed, of the Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts. All other Warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

5.2.2 Full provision has been made in the Accounts for deferred taxation (calculated according to the liability method).

5.3      POSITION SINCE ACCOUNTS DATE

Since the Accounts Date:-

5.3.1 the Company has not been involved in any transaction which has given or may give rise to a liability on the Company (or would have given rise or might give rise to such a liability but for the availability of any relief) other than taxation in respect of normal trading income or receipts of the Company arising from transactions entered into by it in the ordinary course of business;

5.3.2 payments made by the Company which will not be deductible for the purposes of corporation tax, either in computing the profits of the Company or in computing the corporation tax chargeable on it, are not materially greater than such payments made in the previous three accounting periods;

5.3.3 the Company has not been involved in any transaction otherwise than on arm's length terms;

5.3.4 no disposal has taken place or other event occurred which has given or may give rise to a liability to taxation which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred taxation contained in the Accounts; and

5.3.5 no accounting period (as defined in Section 12 ICTA 1988) of the Company has ended as referred to in Section 12(3) of that Act.

5.4      CONTINUING OBLIGATIONS

         All sums of a revenue nature (including without limitation rents, interest, management charges and annual payments) payable by the Company pursuant to an obligation incurred by the Company before Completion and which will continue to bind the company after Completion have been and will continue to be fully deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation tax or corresponding tax chargeable on it.

5.5      ADMINISTRATIVE MATTERS

5.5.1 The Company has not within the last six years been, nor has it been notified that it will be, involved in any dispute with, or the subject of any enquiry by any taxation authority (whether of the UK or elsewhere) other than routine enquiries.

5.5.2 The Company has duly, and within any appropriate time limits, made all returns, given all notices, supplied all information and maintained all such records as are required to be made, given, supplied or maintained by it; all such returns, notices and information were complete and accurate in all material respects and were made or provided on the proper basis.

5.5.3 The Company has duly paid all taxation which it has become liable to pay and has not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for taxation.

5.5.4 All claims, disclaimers, elections, appeals or applications by the Company the making of which has been taking into account in the Accounts have been made and were and remain valid and the Company has retained all such records and information as may be requisite to enable any such claim to be made as a correct and complete claim.

5.5.5 No transaction in respect of which any consent or clearance from any taxation authority was required or sought has been entered into or carried out by the Company without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance and the application in respect of which such consent or clearance was based and at a time when such consent or clearance was valid and effective.

5.5.6 No taxation authority has operated or agreed to operate any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

5.5.7 In relation to the Company, the Disclosure Letter gives full details of:-

         assessments to tax made by any tax authority, and any such determinations and directions under sections 41A or 41B Taxes Management Act 1970, which are subject to appeal or have otherwise not become final at the date of this Agreement.

5.6      COMPANY RESIDENCE

         The Company is, and has at all times been, resident for taxation purposes in the country of its incorporation and is not, and has not at any time been, treated as resident in any other jurisdiction for any taxation purposes (including pursuant to any double taxation arrangement). The Company has no branch, agency, place of business or permanent establishment outside the country of its incorporation.

5.7      DISTRIBUTIONS AND PAYMENTS

5.7.1    The Company has not since 5 April 1965:-

         5.7.1.1 made any distribution or deemed distributions within the meaning of Sections 209 or 210 ICTA 1988 (distributions and deemed distributions) except as provided for in its audited accounts;

         5.7.1.2 issued any share capital as paid up otherwise than by the receipt of new consideration (within the meaning of Section 254 ICTA 1988); or

         5.7.1.3 redeemed, repaid or purchased, or agreed to redeem, repay or purchase, any of its own shares.

5.7.2 No securities (within the meaning of Section 254(1) ICTA 1988) issued by the Company and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution.

5.7.3 The Company has not within the period of six years preceding Completion made or received any distribution which is an exempt distribution within Sections 213 to 218(1) (inclusive) ICTA 1988 (demergers).

5.7.4 The Company has not elected under Sections 246A and 246B ICTA 1988 for any dividend paid by it to be treated as a foreign income dividend for the purposes of Chapter VA ICTA 1988, and no payment or other distribution by the Company has been so treated pursuant to Schedule 7 Finance Act 1997.

5.8      GROUPS, TAX CONSOLIDATION ETC.

         The Company is not and has not at any time been treated as a member of a group of companies for any taxation purposes and has not been subject to taxation on the basis that its profits or losses are consolidated with any other company.

5.9      ACT CARRY FORWARD

5.9.1 As at 6 April 1999, the Company had no unrelieved surplus advance corporation tax as defined in The Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358) (the "Shadow ACT Regulations").

5.10     CAPITAL GAINS

5.10.1 If each of the assets other than trading stock of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to taxation in relation to any such asset would arise (disregarding for this purpose any relief and allowances available to the Company other than amounts falling to be deducted from consideration receivable under
         Section 38 TCGA 1992).

5.10.2 No liability to taxation would arise on the disposal by the Company of any asset other than trading stock acquired since the Accounts Date for a consideration equal to the consideration actually given for the acquisition.

5.11     CAPITAL LOSSES

         No loss which might accrue on the disposal by the Company of any asset is liable to be reduced or eliminated and no chargeable gain is liable to be created or increased by virtue of any depreciatory transaction or any reduction in value of that or any related asset for the purposes of corporation tax on chargeable gains or any corresponding tax of any relevant foreign jurisdiction.

5.12     CAPITAL EXPENDITURE

5.12.1 The Company has not since the Accounts Date done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or any disposal value may be brought into account or any deemed trading receipt may arise under or by virtue of any provision of CAA 1990 (or any corresponding legislation in the UK or elsewhere), or there may be a withdrawal or refusal of allowances or a recovery of excess relief under any such provision.

5.12.2 If the Company disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounts, no balancing charge (or corresponding tax of any relevant foreign jurisdiction) would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances (or corresponding legislation of the relevant foreign jurisdiction).

5.12.3 The Company has not made any election under Section 37 CAA 1990 nor is taken to have made such an election under sub-section (8)(c) CAA 1990 (election for assets to be treated as short life assets). The Company has not incurred any expenditure on machinery or plant which is a long life asset to which Chapter IVA, Part II CAA 1990 applies.

5.13     LOAN RELATIONSHIPS

5.13.1 The Company is not party to any loan relationship as defined in Chapter II, Part IV Finance Act 1996 which may give rise to any debits or credits for the purposes of that Chapter other than in relation to interest, charges or expenses.

5.13.2   The Company is not a party to any loan relationship:-

         5.13.2.1 where there is a connection  between the parties as defined by
                  Section 87 Finance Act 1996;

         5.13.2.2 where there has been or will be a release of the amounts payable under the relationship;

         5.13.2.3 to which the transitional provisions of Schedule 15 Finance Act 1996 apply or will apply;

         5.13.2.4 to which paragraph 11, Schedule 9 Finance Act 1996 applies or may apply (transactions not at arm's length);

         5.13.2.5 to  which  Sections  92  (convertible   securities   etc),  93
                  (relationships linked to the value of chargeable assets) or 94 (indexed gilt-edged securities) Finance Act 1996 apply.

5.13.3 The Company accounts for all its loan relationships (as defined in Section 81 Finance Act 1996) on an authorised accruals basis and no circumstances exist by virtue of which a balancing debit or credit may be brought into account in an accounting period of the Company ending after Completion pursuant to Section 89 Finance Act 1996 (inconsistent application of accounting methods) or Section 90 Finance Act 1996 (changes of accounting method).

5.13.4   The Company is not the debtor pursuant to any loan relationship:-

         5.13.4.1 to which the provisions of paragraph 2, Schedule 9 Finance Act 1996 (late interest) have applied; or

         5.13.4.2 which has an unallowable purpose within the meaning of paragraph 13 Schedule 9 Finance Act 1996 (loan relationships for unallowable purposes).

5.13.5 The Company has not issued any relevant discounted securities (as defined in Schedule 13 Finance Act 1996 (or any securities which would be relevant discounted securities if the amendments to that provision contained in clause 59 of the Finance Bill 1999 was enacted in the form originally published).

5.14     FOREIGN EXCHANGE AND FINANCIAL INSTRUMENTS

         The Company has no:-

5.14.1 qualifying assets, qualifying liabilities or currency contracts to which the provisions of Chapter II, Part II Finance Act 1993 apply or will or may apply;

5.14.2 interest rate or currency contracts or options to which the provisions of Chapter II, Part IV Finance Act 1994 apply or will or may apply.

5.15     WITHHOLDINGS

         The Company has made all deductions and retentions of or on account of taxation as it was or is obliged or entitled to make and has made all such payments of or on account of taxation as should have been made to any taxation authority in respect of such deductions or retentions.

5.16     EMPLOYEES ETC.

5.16.1 The Company has not made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

5.16.2   The  Company  has  made  all  payments,  deductions,   withholdings  or
         reductions as it should have made in respect of any remuneration or benefits of any kind paid or provided to employees, sub-contractors or workers supplied by agencies in respect of taxation, national insurance or social security contributions, and all sums payable by the Company to any taxation authority in respect of such amounts have been, or will before Completion be, paid to the relevant authority within the prescribed time limits.

5.16.3   The Company has kept proper books and records relating to the same.

5.16.4 The Disclosure Letter contains full details of all share schemes which the Company operates or in which employees are entitled to participate, together with copies of any approvals issued by the taxation authorities in respect of such schemes and nothing has been done to prejudice the approved status of any such schemes.

5.17     CONTROLLED FOREIGN COMPANIES

         The Subsidiaries of the Company are not and never have been controlled foreign companies as defined in section 747(1) ICTA 1988.

5.18     VALUE ADDED TAX

5.18.1 The Company is registered for the purposes of value added tax . The Company is not a member of a group of companies for UK or foreign value added tax purposes and has not applied for such treatment.

5.18.2 The Company has not been required by the Commissioners of Customs and Excise or equivalent foreign authorities to give security and no steps have been taken for distress to be levied on any asset of the Company.

5.18.3 The Company is not in arrears with any payment or returns in respect of value added tax. The Company has not been subject to any penalty, fine or surcharge in respect of value added tax and has not received any notice of any such penalty, fine or surcharge.

5.18.4 The Company has complied with and observed in all material respects the terms of all enactments relating to value added tax or any equivalent tax in any jurisdiction and all regulations, orders, notices, provisions and conditions made under those enactments ("VAT legislation").

5.18.5 The Company has maintained and obtained complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation.

5.18.6 The Company has not since its incorporation incurred any expenditure on capital items such that the provisions of Part XV The Value Added Tax Regulations 1995 (capital goods scheme) may apply to the Company.

5.18.7 The Company obtains credit for all input tax paid or suffered by it, apart from input tax on supplies in the case of which there is a general prohibition on credit (such as cars and entertainment).

5.19     CLOSE COMPANIES

5.19.1 The Company is not and has at no time been a close investment holding company as defined in Section 13A ICTA 1988.

5.19.2 The Company has not made any transfers of value within Section 94 Inheritance Tax Act 1984.

5.19.3 The Company has not in the last six years done anything so as to give rise to an assessment or any charge to tax under Section 419 (as extended by Section 422) ICTA 1988.

5.19.4   The  Company has not in the last six years made a  distribution  within
         Section 418 ICTA 1988.

5.20     INHERITANCE TAX

5.20.1 No shares in or assets of the Company were acquired by it or (as the case may be) the Vendor in circumstances such that they continued to be subject to any Inland Revenue charge to which they were subject immediately before such acquisition or such that, if they had been subject to an Inland Revenue charge immediately before such acquisition, they would have continued to be subject to it.

5.20.2 No shares in or assets of the Company are subject to any such power of sale, charge or mortgage as is mentioned in Section 212 Inheritance Tax Act 1984 and there are no circumstances which might lead to such a power arising.

5.21     SECONDARY LIABILITY

         The Company is not, nor will it become, liable to pay, or make reimbursement or indemnity in respect of, any taxation (or any amount corresponding to taxation) in consequence of the failure by any other person to discharge that taxation or amount within any specified period or otherwise, where the taxation or amount relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) before Completion.

5.22     PAYMENTS EQUIVALENT TO TAXATION

5.22.1 The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person's liability to taxation.

5.22.2 The Company is not liable, nor has any event or omission occurred in consequence of which the Company could at any time become liable, to make a payment to any person as a result of the discharge by that person of any liability of the Company to taxation incurred on or before Completion.

5.23     CAPITAL DUTY, STAMP DUTY ETC.

5.23.1 All documents to which the Company is a party and under which the Company has any rights or which form part of the Company's title to any asset owned by it have been duly stamped with the correct amount of stamp duty and any applicable stamp or other duty in respect of such documents has been accounted for and paid and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

5.23.2 The Company has complied in all respects with the provisions of Part IV Finance Act 1986 (stamp duty reserve tax) and with any regulations made under it and neither it nor any nominee for it is a party to any agreement which falls within the terms of Section 87(1) of that Act (principal charge) and in relation to which the conditions referred to in Section 92(1) of that Act (repayment or cancellation of tax) have not been fulfilled.

6        ASSETS

6.1      TITLE TO ASSETS AND ENCUMBRANCES

6.1.1 Except for trading stock sold by the Company in the ordinary course of its day to day business or for trading stock acquired subject to retention or reservation of title by the supplier or manufacturer of such trading stock as disclosed in the Disclosure Letter, all the assets included in the Accounts or acquired after the Accounts Date as well as all the assets used in the Company's business:-

         6.1.1.1 are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance;

         6.1.1.2 are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

         6.1.1.3  are in the possession or under the control of the Company.

6.1.2    In respect of any of the items  referred to in the preceding  paragraph
         6.1.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.

6.2      PLANT

6.2.1 The plant and machinery, including fixed plant and machinery, and all vehicles and office and other equipment used in connection with the business of the Company are in good repair and condition and in satisfactory working order having regard to their age and use, have been regularly and properly maintained and are not surplus to the Company's requirements.

6.2.2 So far as the Vendors are aware (having obtained such advice from competent professional IT advisers as is reasonable in the circumstances), in relation to hardware, software and equipment reliant on electronic controls used in the Company's business and supplied by the Company in the course of its business activities, none contain embedded logic or code which will fail to recognise the year 2000 as such, or which might fail or cause other hardware, software or equipment to fail to perform according to specification or to the needs of the Company's business by reason of the date change after 31 December 1999, or cannot accurately and correctly process data by reason of a failure accurately to recognise any date or dates of any kind.

6.2.3 The Company owns all tooling and intellectual property rights therein used by or under the control of the Company.

6.3      STOCK

6.3.1 The Company's stock in trade is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

6.3.2 The Company has not sold any products to customers on the basis that such products can be returned by any such customers to the Company in return for complete or partial repayment.

6.4      DEBTS

6.4.1 The amount of all debts recorded in the Accounts or the books of the Company as being due to the Company (less the amount of any specific provision or reserve for such debts made in the Accounts or the Management Accounts) will be received in full in the ordinary course of business and none of those debts is subject to any counter-claim or set-off.

6.4.2 No part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Company as due from debtors has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

6.5      INTELLECTUAL PROPERTY

6.5.1 In respect of the Intellectual Property listed in document 24 of the Disclosure Bundle attached to the Disclosure Letter ("the Listed IP"):-

         6.5.1.1 the Listed IP is owned absolutely by the Company free of all liens, charges, encumbrances and licences, nor is the Company obliged to grant any liens, charges, encumbrances or licences in respect of it;

         6.5.1.2 the list contains true and complete details of all patents, trade marks, registered designs and applications for the same owned by the Company;

         6.5.1.3 to the best of the Vendors' knowledge, information and belief, all documents necessary to establish the Company's title to the Listed IP are in its possession and have been duly stamped; and

         6.5.1.4  to  the   extent   that  the  rights  in  the  Listed  IP  are
                  registrable, the same are registered in the name of the Company as sole absolute owner and all payments due and all registration and renewal formalities relating to them are up-to-date and complete and correct.

6.5.2 To the best of the Vendors' knowledge, information and belief, the conduct of the Company's business as now and as currently planned to be conducted does not infringe, has not infringed and will not infringe the rights of any third party in relation to any Intellectual Property.

6.5.3 No third party has outstanding any claim against the Company based on such third party's Intellectual Property and there are no grounds to anticipate that there will be such claim.

6.5.4 The Vendors have provided the Purchaser with true copies of all written licences and other arrangements relating to Intellectual Property to which the Company is a party or to which it is subject, and such copies contain all the terms applicable to each such licence or arrangement. No party to any such licence or arrangement is or has been in breach of it. There are no licences relating to Intellectual Property to which the Company is a party or to which it is subject which are not in writing.

6.5.5 The Vendors have provided the Purchaser with a listing of all rights in Intellectual Property subject to payment of renewal fees by the Company and such listing is accurate.

6.5.6 The rights in Intellectual Property used or currently planned to be used by the Company ("the Utilised IP Rights"):-

         6.5.6.1 so far as the Vendors are aware, are such that no third party may lawfully manufacture or sell those elements of the design and function of the products made by the Company which distinguish its products from those made or sold by its competitors or will be able to do so;

         6.5.6.2 so far as the Vendors are aware, may be fully exploited without payment to or permission of third parties;

         6.5.6.3 are not and have not been the subject of any civil, criminal, administrative or arbitration proceedings brought by or against the Company, nor are any such proceedings pending or, so far as the Vendors are aware, threatened, nor, so far as the Vendors are aware, could any such proceedings successfully be brought against the Company and no fact or circumstance exists which might give rise to such proceedings against the Company, nor have any claims or threats been made against the Company which might lead to any termination or alteration of the Company's rights therein or to the terms on which the same are exploited;

         6.5.6.4 are not limited in time save by statute or any agreement which has been disclosed to the Purchaser and which is included in the annexures to the Disclosure Letter;

         6.5.6.5  are not subject to conditions as to use;

         6.5.6.6 are not the subject of any rights held by any third party including employees (whether by licence or otherwise);

         6.5.6.7 so far as the Vendors are aware, are not being and have not been infringed by any third party, and there are no grounds to anticipate that any of them will be so infringed;

         6.5.6.8 to the extent that they comprise trade marks, are not potentially subject to revocation for non-use;

         6.5.6.9 to the extent that they comprise rights in respect of patents:-

                  (i) have been protected insofar as all goods which are protected by any such patent are (or their packaging is) marked to show the patent numbers concerned; and

                  (ii) have not been exploited in such a way that an order may be made under Section 49 Patents Act 1977;

         6.5.6.10 to the extent that they relate to inventions capable of protection by the grant of a patent, have not been disclosed in such a way as to prejudice the grant of a patent;

         6.5.6.11 so far as the Vendors are aware, to the extent that they or any licence over them are subject to registration, have been protected to the extent that any dealing with them has been submitted for registration within six months of the date of the dealing; and

         6.5.6.12 so far as the Vendors are aware, are not potentially or currently subject to payment to any employee of the Company or any third party by reason of their use or by reference to profits made or income received for goods or services incorporating them, nor does any employee potentially or currently have the right to payment by reason of his contribution to their creation.

6.5.7 The Utilised IP Rights which were developed specifically for use by the Company:-

         6.5.7.1 have been developed exclusively by employees of the Company within the course of their employment; or

         6.5.7.2 to the extent not so developed, have been transferred absolutely to the Company or licensed to it exclusively and irrevocably without limit of time and not subject to conditions as to use or transferability or as to payment, and any moral rights capable of being exercised in relation to them have been waived.

6.5.8    The Company has fully disclosed to the Purchaser:-

         6.5.8.1 all obligations as to confidentiality imposed on the Company in relation to its business or any equipment or information held or used in relation to it;

         6.5.8.2 all terms to which the Company is subject as to the use of equipment or information; and

         6.5.8.3 all terms to which third parties are subject by reason of rights granted to them by the Company in connection with its business.

6.5.9 The Company owns all the Intellectual Property rights in all chips used in connection with the business of the Company.

6.6      PROPERTIES

6.6.1 The Properties comprise the only freehold or leasehold or other immovable property in any part of the world in which the Company has any interest or which are otherwise occupied or used by the Company.

6.6.2 The particulars of each of the Properties set out in Schedule 6 are true and accurate in all respects.

6.6.3 The Company is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis.

6.6.4 The Company is solely entitled at law and in equity to the Properties and has a good and marketable title to them.

6.6.5 The Company has in its physical possession free from any lien all of the deeds and documents necessary to prove the title of the Company to the Properties and the title deeds and documents are all duly stamped originals.

6.6.6 The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge, security interest or other encumbrance including without limitation any which secure the payment of monies or other obligation or liability of any third party.

6.6.7    The  Properties  enjoy all rights and  privileges  necessary  for their
         continued   use  and  enjoyment  for  their  current  use  without  any restrictions or limitations.

6.6.8 The Properties are not subject to any covenants, restrictions, stipulations, reservations, agreements or other matters of a public or private nature which are onerous or unusual or which adversely affect their current use or which affect their value.

6.6.9 The current use of the Properties is their permitted use under planning legislation.

6.6.10 All necessary planning permissions and consents and approvals from all statutory and other competent authorities in relation to the Properties and their development have been obtained and are valid and subsisting.

6.6.11 So far as the Vendors are aware, the Properties are not affected by any dispute of any kind.

6.6.12 So far as the Vendors are aware, all statutes, orders or regulations affecting the Properties and their use and development have been observed and there are no outstanding requirements or recommendations of any competent authority.

6.6.13 No difficulty has been experienced in obtaining insurance for any of the Properties and the current requirements of the insurers of each of the Properties have been complied with.



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



6.6.14 In relation to the Properties which are leasehold, the Company has paid all sums due and has observed and performed the covenants on the part of the tenant and the conditions contained in the leases and the obligations contained in any licence or other document supplemental to any of the leases and has obtained all consents required in connection with the grant of the leases.

6.6.15 The Company has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, leasehold, licensed or occupied under an informal or undocumented arrangement in any part of the world (other than the Properties) including without limitation any liability or obligation to:-

         6.6.15.1 perform covenants (restrictive or positive) or agreements affecting or relating to land;

         6.6.15.2 pay rent or rents, service charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any lease, agreement for lease, licence, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so;

         6.6.15.3 pay principal, interest or other monies or observe or perform covenants or agreements contained in any mortgage, charge or other document creating a security interest affecting any property to which this Warranty applies;

         6.6.15.4 make payments under or otherwise observe or perform any guarantee or surety, whether as primary or secondary obligor, or indemnity or otherwise assume any liabilities of any third party by accepting a leasehold or in any other manner;

         6.6.15.5 make payments under or otherwise observe or perform any agreement for sale, option or right of pre-emption;

         6.6.15.6 make payments under or otherwise observe or perform any building contract, collateral warranty, duty of care agreement or professional appointment.

6.7      THE ENVIRONMENT

6.7.1 No Pollution of the Environment in violation of any law relating to protection of the Environment or at levels in excess of that permitted under any such law has occurred at, under or from the Properties.

6.7.2 The Company has complied and continues to comply with all laws relating to protection of the Environment and has filed all notifications required to enable it lawfully and properly to operate its business at and from the Properties.

6.7.3 In this paragraph 6.7, "Pollution of the Environment" and "Environment" have the meanings given to them by the Environmental Protection Act 1990.

7        EMPLOYEES AND CONSULTANTS

7.1      DIRECTORS

         The particulars of Directors shown in paragraph 6 of Schedule 2 and in paragraph 6 of Schedule 3 are true and complete and no person not named as such in that paragraph is or is held out as a director of the Company.

7.2      PARTICULARS OF EMPLOYEES

7.2.1 The particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company and/or any person connected with any such person and include true and complete particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding on the Company or not, and no person not named in that Schedule is an employee of the Company.



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



7.2.2 Since the Accounts Date, no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, ex-officer or employee of the Company and no change has been made in the terms of engagement of any such officer or employee and no additional officer or employee has been appointed.

7.2.3 No present officer or employee of the Company has given or received notice terminating his employment, except as expressly contemplated under this Agreement.

7.3      SERVICE CONTRACTS

7.3.1 There is not now outstanding any service contract between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation (other than statutory compensation) on one month's notice or less given at any time.

7.3.2 The attention of all employees of the Company has been drawn to such of the terms of their employment as is required by the Employment Rights Act 1996.

7.4      TRADES UNIONS

         The Company is not a party to any agreement or arrangement with or commitment to any trades union or staff association nor, to the best of the Vendors' knowledge, information and belief, are any of its employees members of any trades union or staff association.

7.5      DISPUTES WITH EMPLOYEES

         There is no outstanding claim against the Company by any person who is now or has been an officer or employee of the Company or any dispute between the Company and a material number or class of its employees and no payments are due by the Company under the provisions of the Employment Rights Act 1996.

7.6      REDUNDANCIES AND TRANSFER OF BUSINESS

         In the 12 months preceding the date of this Agreement, the Company has not:-

7.6.1 given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

7.6.2 been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

7.7      CONSULTANTS

         There is not now outstanding any contract or arrangement to which the Company is a party for the payment to any person or body of any consultancy or like fees.

7.8      EX-GRATIA PAYMENTS

         Since the Accounts Date, no ex-gratia payments have been made by the Company to any officer or employee or former officer or employee of the Company or to their dependants or relatives nor is the Company considering making any such payments.

7.9      COMPLIANCE

         So far as the Vendors are aware, the Company has, in relation to each of its officers and employees (and, so far as relevant, to each of its former officers and employees):-

7.9.1 complied with all obligations imposed on it by, and all orders and awards made under, all statutes, ordinances, regulations, codes of conduct and practice, collective agreements and customs and practices relevant to the relations between it and its employees or any trades union, or to the conditions of service of its Employees (including the Working Time Regulations 1998);

7.9.2 complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central

         Arbitration Committee; and

7.9.3 maintained current, adequate and suitable records regarding the service of each of such officers and employees.

7.10     PENSIONS

         The Company:-

7.10.1   has no obligation (whether legally binding or not) to:-

         7.10.1.1 pay any pension; or

         7.10.1.2 make any other payment on or after retirement or death or during periods of sickness or disability (whether of a temporary or permanent nature); or

         7.10.1.3 otherwise to provide "relevant benefits" (within the meaning of Section 612 ICTA 1988)

         to, or in respect of any person who is now or has been an officer or employee of the Company or spouse or dependant of such officer or employee; and

7.10.2 is not a party to or obliged to contribute to any scheme or arrangement (including, but not limited to, a personal pension scheme as defined in Section 630 ICTA 1988) having as its purpose or one of its purposes the making of any such payments, or the provision of any such benefits, as are mentioned in paragraph 7.10.1 above.

7.11     FORMER OFFICERS AND EMPLOYEES

         No former officer or employee (and in particular David Bazeley) has any claim, whether actual or contingent, against the Company in respect of the period during which he was an officer or an employee of the Company (as the case may be) or in respect of his termination as an officer or employee.



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



8        LIABILITIES AND COMMITMENTS

8.1      MATERIAL CONTRACTS

         The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:-

8.1.1 is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

8.1.2 is likely to result in a material loss to the Company on completion of performance;

8.1.3 cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;

8.1.4 involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

8.1.5 is a forward contract relating to foreign currency (including, without limitation, the Euro);

8.1.6 involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which will represent more than five per cent. of the turnover of the Company for its last financial year;

8.1.7 is a contract for services (other than a contract for the supply of electricity, gas or water or normal office services);

8.1.8 requires the Company to pay any commission, finders' fee, royalty or the like;

8.1.9 in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

8.1.10 is an agreement or arrangement otherwise than by way of bargain at arm's length; or

8.1.11 is in any way otherwise than in the ordinary and proper course of the Company's business.

8.2      DEFAULTS

         Neither the Company nor any other party to any agreement with the Company is in material default under any such agreement nor (so far as the Vendors are aware) are there any circumstances likely to give rise to such a default.

8.3      SURETIES

         No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

8.4      POWERS OF ATTORNEY

8.4.1 There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.

8.4.2 The Company has not appointed any agent or distributor in respect of any of its products or services in any part of the world.

8.5      INSIDER CONTRACTS

8.5.1 There is not outstanding, and there has not at any time during the six years ending on the date of this Agreement been outstanding, any agreement or arrangement to which the Company is a party and in which any Vendor, any person beneficially interested in the Company's share capital, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.

8.5.2 The Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not entirely of an arm's length nature.

8.6      DEBTS

         There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

8.7      BORROWINGS AND MORTGAGES

8.7.1 The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Company has not exceeded any limitation on its borrowing contained in its Articles of Association or in any debenture or loan stock deed or other instrument.

8.7.2 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company is outstanding and there is no agreement or commitment to give or create any.

8.7.3 No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.

8.8      THIRD PARTY INDEBTEDNESS

         The Company is not subject to any option or pre-emption right or party to any guarantee or suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

8.9      TENDERS ETC

         No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

8.10     TRADE WARRANTIES

8.10.1 The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock sold or contracted to be sold by it, save for any guarantee or warranty implied by law and (save as aforesaid) has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any articles or stock which would apply after any such articles or stock have been delivered by it.

8.10.2 The Company has not manufactured, sold or supplied any products or services which are or were or will become in any material respect faulty or defective or which do not comply with any warranties or representations expressly or impliedly made by the Company or with any applicable regulations, standards and requirements.

8.11     LITIGATION

         Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is involved in any civil, criminal or arbitration proceedings and no such proceedings are pending or threatened by or against the Company or any such person and, so far as the Vendors are aware, there are no facts or circumstances which are likely to lead to any such proceedings.

8.12     EXPENSES

         The Company has not paid or agreed to pay any costs of any of the Vendors in connection with the negotiation, preparation or implementation of the transaction contemplated by this Agreement, nor has it agreed to indemnify any party or incurred any liability in connection therewith on behalf of any of the Vendors.

8.13     H. ORMOND

         There are no outstanding liabilities or commitments (whether contractual or otherwise) owing by the Company to H. Ormond following termination of a distribution agreement made between the Company and H. Ormond, and H. Ormond has no claims (whether actual or contingent) outstanding against the Company.

8.14     DATRIC ORIENTAL

         Leda HK has assumed the benefit of all contracts entered into by Datric Oriental, including contracts with Argos, John Lewis and Li and Fung.

9        THE COMPANY'S BUSINESS

9.1      BUSINESS SINCE THE ACCOUNTS DATE

         Since the Accounts Date:-

9.1.1 the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

9.1.2 the Company has not borrowed or raised any money or taken any financial facility;

9.1.3 the Company has paid its creditors in accordance with its normal practice for payments, its normal practice being as disclosed in the Disclosure Letter;

9.1.4 the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets;

9.1.5 no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

9.1.6 no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

9.1.7    there has been no depletion in the net assets of the Company; and

9.1.8 there has been no material deterioration in the financial position, turnover or prospects of the Company.

9.2      WORKING CAPITAL

         The Company has sufficient working capital for the purpose of continuing to carry on its business in its present form and at its present level of turnover and for the purposes of executing, carrying out and fulfilling in accordance with their terms all existing orders, projects and contractual obligations which have been placed with, or undertaken by, the Company.

9.3      GRANTS

         During the period of six years ending on the date of this Agreement, the Company has not applied for or received any grant or allowance from any authority or agency.

9.4      COMPLIANCE WITH LAWS

         The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country which may have a material adverse effect upon the assets or business of the Company.

9.5      LICENCES

         All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Vendors know of no reason why any of them should be suspended, cancelled or revoked.



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



9.6      INSOLVENCY

9.6.1 No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

9.6.2 No administration order has been made and no petition for such an order has been presented in respect of the Company.

9.6.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets nor has any encumbrance over all or any of its assets become enforceable.

9.6.4 The Company is not and has not admitted itself to be insolvent or unable to pay its debts (or deemed to be unable to do so within the meaning of Section 123 Insolvency Act 1986 or, in relation to the Subsidiaries, applicable law) nor is it nor has it admitted itself to be unable to pay its debts as they fall due nor has it stopped or threatened to stop doing so.

9.6.5 No voluntary arrangement under Section 1 Insolvency Act 1986 (or, in relation to the Subsidiaries, under applicable law) in respect of the Company or other compromise or arrangement for the benefit of the Company's creditors generally has been proposed or agreed.

9.6.6 The Company has not been a party to any transaction at an undervalue as defined in Section 238 Insolvency Act 1986 (nor, in relation to the Subsidiaries, as defined in applicable legislation) nor has it given or received any preference as defined in Section 239 Insolvency Act 1986 (nor, in relation to the Subsidiaries, as defined in applicable legislation), in either case within the period of two years ending on the date of this Agreement.

9.6.7    No event analogous to the foregoing has occurred in or outside England.

9.6.8    No unsatisfied judgement is outstanding against the Company.

9.6.9 No guarantee, loan capital, borrowed money or interest is overdue for payment and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

9.6.10 The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

9.6.11 No creditor of the Company has attached or taken possession of and no distress, execution, sequestration or other process has been levied or enforced or sued out against any asset of the Company which has not been discharged.

9.7      FAIR TRADING

9.7.1 So far as the Vendors are aware, no agreement, practice or arrangement carried on by the Company or to which the Company is a party or with which the Company is concerned:-

         9.7.1.1 is or requires to be registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or contravenes the provisions of the Resale Prices Act 1976 or is or has been the subject or any enquiry, investigation or proceeding in respect thereof;

         9.7.1.2 is proscribed by or has been the subject of an enquiry, investigation, reference or report under the Fair Trading Act 1973 (or any previous legislation relating to monopolies or mergers) or the Competition Act 1980;

         9.7.1.3 infringes Article 81 of the Treaty of Rome or constitutes an abuse of dominant position contrary to Article 82 of that Treaty or infringes any regulation or other enactment made under Article 83 of that Treaty or is or has been the subject of any enquiry, investigation or proceeding in respect thereof;

         9.7.1.4 is, by virtue of its terms or by virtue of any practice for the time being carried on in connection with it, a "consumer trade practice" within the meaning of Section 13 Fair Trading Act 1973 and susceptible to or under reference to the Consumer Protection Advisory Committee or the subject of a report to the Secretary of State for Trade and Industry or of an Order by the Secretary of State for Trade and Industry under the provisions of Part II of that Act; or

         9.7.1.5 infringes any other competition, restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this paragraph 9.7.

9.7.2 The Company has not given any undertaking or assurance to the Restrictive Practices Court or the Director General of Fair Trading or the Secretary of State for Trade and Industry or the Commission or Court of Justice of the European Community or to any other court, person or body and is not subject to any Act, decision, regulation, order or other instrument made by any of them relating to any matter referred to in this paragraph 9.7.

9.7.3 The Company is not in material default or in material contravention of any Article, Act, decision, regulation, order or other instrument or of any undertaking relating to any matter referred to in this paragraph 9.7.

9.8      INSURANCES

9.8.1 The Company is adequately covered against accident, damage, injury, third party loss (including product liability) and other risks normally insured against by persons carrying on the same type of business as that carried on by the Company and the Company has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy.

9.8.2 Where any of the Properties which are leasehold are insured by the landlord under the relevant lease, the interest of the Company is noted on the insurance policy.

9.8.3 The Schedule of Insurances annexed to the Disclosure Letter contains full details of the insurance policies of the Company or in which it has an interest.

9.8.4 No claim is outstanding under any of the policies referred to in paragraph 9.8.3 and no fact or circumstance exists which might give rise to a claim under any of those policies.

9.9      CUSTOMERS AND SUPPLIERS

9.9.1    During the period of three years ending on the date of this Agreement:-

         9.9.1.1 the Company has not lost any major or substantial customer for or supplier of all or any of its products or requirements;

         9.9.1.2 no major or substantial customer has significantly reduced its orders for all or any of the products of the Company;

         9.9.1.3 there has been no substantial change (apart from normal price changes) in the basis or terms on which any person is prepared to enter into contracts or do business with the Company;

         and no such loss, reduction or change is anticipated whether as a result of Completion or otherwise.

9.9.2 Neither in the financial period ending on the Accounts Date nor in the period since then has any person (together with other persons connected with him) purchased from, or sold to, the Company more than ten per cent. of the aggregate amount of all sales or purchases made by the Company during such period and there is no person (together with other persons connected with him) on whom the Company is substantially dependent or the cessation of business with whom would substantially affect the business of the Company.

9.9.3 The Company has satisfied itself after making all reasonable enquiries that there will be no interruption to, or other adverse consequence for, its business by reason of the failure of any person with whom it deals in business to ensure that hardware, software or equipment reliant on electronic controls used by that person (i) recognises the year 2000 as such, (ii) will not fail or cause other hardware, software or equipment to fail to perform according to specification or to the needs of that person's business by reason of the date change after 31 December 1999 and (iii) will accurately and correctly process data irrespective of any change in date or dates of any kind.

9.10     THE COMPANY'S ACTIVITIES, ETC.

         None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which the Company may be interested are valid and have been duly stamped.

9.11     TRANSACTIONS WITH EUROPEAN CUSTOMERS

         All the Company's transactions with customers in Europe are denominated in US dollars.

10       CONSEQUENCES OF SALE OF THE SHARES

10.1     OTHER AGREEMENTS AND OBLIGATIONS

         Neither the Vendors nor the Company is a party to any agreement or bound by any obligation the terms of which will prevent the Purchaser from enjoying the full benefit of this Agreement.



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



10.2     CHANGE OF CONTROL


         There are no agreements concerning the Company which will or may be terminated or the terms of which will or may in any way be varied as a result of a change in the control of the Company or in the composition of the Board of Directors of the Company.

                                   SCHEDULE 6

                                   PROPERTIES



UNREGISTERED LAND


LEASEHOLD

BRIEF DESCRIPTION             ESTATE OWNER      DATE OF          PARTIES                    PRESENT USE
                                                CONVEYANCE

Unit 11, Ermine Point,        LMP Ltd           08.05.98         Brian Oakley Ltd (1)       Warehouse
Westmill Road, Ware, Herts                                       LMP Ltd (2)

Unit 12, Ermine Point,        LMP Ltd           31.01.97         Brian Oakley Ltd (1)       Warehouse
Westmill Road, Ware, Herts                                       LMP Ltd (2)

75 Railway Street,            LMP Ltd           22.03.99         Michael Herbert Charles    Head Office
Hertford, Herts                                                  Smith (1)
                                                                 LMP Ltd (2)

Office No. 2 on 2nd Floor     LMP (HK) Ltd      23.03.99         LMP (HK) Ltd (1)           Office
Wing on Plaza, No. 62 Mody                                       Flagtop Light Industrial
Road, Kowloon                                                    Co Ltd (2)

                                   SCHEDULE 7

                                  TAX COVENANT


1        DEFINITIONS

         In this Schedule, unless the context requires otherwise, the following words and expressions have the following meanings and in the event of conflict the definitions in this Schedule shall prevail over the definitions in Clause 1 of this Agreement:-

1.1 ACCOUNTS: the audited accounts of the Company and of the Subsidiaries for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account and the notes to them);

1.2 ACCOUNTS RELIEF: any relief which appears as an asset in the Accounts or has been taken into account in reducing or eliminating any provision for deferred tax which appears in the Accounts (or which, but for the presumed availability of such relief, would have appeared in the Accounts);

1.3 EVENT: any event, act, omission or transaction (whether or not the Company or the Subsidiaries is a party to such act, omission or transaction) and for the avoidance of doubt includes (without limitation) any change in the residence of any person and the death, winding up or dissolution of any person and any reference to an event occurring on or before a particular date shall include a reference to any event which for tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

1.4 POST-ACCOUNTS DATE RELIEF: any relief which arises as a consequence of, or by reference to, an event occurring or deemed to occur after the Accounts Date;

1.5      PURCHASER'S GROUP: the Purchaser, the Company and the Subsidiaries;

1.6 RELIEF: includes any relief, loss, allowance, exemption, set off, deduction or credit in respect of any taxation or relevant to the computation of any income, profits or gains for the purposes of any taxation, and any right to a repayment of taxation;



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



1.7 TAXATION OR TAX: all forms of taxation, imposts, duties, levies, social security contributions and rates whether of the United Kingdom or elsewhere including (without limitation) corporation tax, advance corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties of custom and excise, petroleum revenue tax, local authority rates and charges, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any tax authority, and any payment whatsoever which the Company or the Subsidiaries may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company or the Subsidiaries has failed to discharge; together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company, the Subsidiaries or any other person and of whether any amount in respect of any of them is recoverable from any other person;

1.8 TAXATION AUTHORITY: any taxing or other authority (whether within or outside the United Kingdom) competent to impose any taxation liability;

1.9 TAXATION CLAIM: the issue of any notice, demand, assessment, letter or other document by or on behalf of any taxation authority or the imposition (or any document referring to the possible imposition) of any withholding of or on account of taxation, from which it appears that a taxation liability will be imposed on the Company or the Subsidiaries;

1.10     TAXATION LIABILITY: includes:-

1.10.1 any liability of the Company or the Subsidiaries to make or suffer an actual payment of taxation (or amount in respect of taxation), in which case the amount of the taxation liability shall be the amount of the liability;

1.10.2 the loss of any Accounts relief, in which case the amount of the taxation liability shall be equal to the amount of the taxation which (on the basis of the rates prevailing on the date of this Agreement) would have been saved but for such loss or, where the relevant relief is a right to a repayment of taxation, the amount of the repayment;

1.10.3 the setting off against taxation, income, profits or gains of any Accounts relief or any post-Accounts Date relief where, but for such setting off, the Company or the Subsidiaries would have been subject to a taxation liability in respect of which the Purchaser would have been entitled to make a claim against the Vendors under this Schedule (or would have been so entitled in the absence of any financial restrictions on such obligation) in which case the amount of the taxation liability shall be the amount of such claim or, where the relevant relief is a right to a repayment of taxation, the amount of the repayment;

1.10.4 any liability of the Company or any of the Subsidiaries to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company or any Subsidiary has agreed to meet or pay a sum equivalent to or by reference to another person's liability to taxation, in which case the taxation liability shall be equal to the amount of the liability.

1.11 References to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for tax purposes.

1.12 References to an event occurring on or before Completion include a series or combination of two or more events, where at least one of those events occurs before Completion and at least one of those events occurs after Completion.



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



1.13 References to the loss of a relief or a right to any payment or other consideration include the loss, nullification, cancellation, non-availability, non-existence or reduction in amount of a relief or right to any payment or other consideration.

1.14 For the avoidance of doubt, references to any taxation liability of the Company or the Subsidiaries which results from any gains earned or received on or before Completion or any event on or before Completion include a reference to any taxation liability of the Company or the Subsidiaries resulting from the sale of the Shares pursuant to this Agreement.

1.15 For the purposes of paragraph 7 (Payment), reliefs arising from events occurring earlier shall be taken to be used in priority to any reliefs arising from events occurring later.

1.16 For the avoidance of doubt, references to any taxation liability in respect of any event occurring on or before Completion do not include any taxation liability arising pursuant to any adjustments under section 770 or Schedule 28AA ICTA 1988 in respect of any profits or losses of the Company or any Subsidiary accruing after Completion notwithstanding the fact that those profits or losses may accrue under a transaction which takes place after Completion but pursuant to a contract entered into before Completion.

2        COVENANT

2.1 The Vendors jointly and severally covenant to pay to the Purchaser so far as possible by way of an adjustment to the Consideration a sum equal to:-

2.1.1 any taxation liability of the Company or the Subsidiaries arising within paragraph 1.10.1:-

         2.1.1.1 in respect of, by reference to or in consequence of any income or profits earned, accrued or received on or before Completion or any gains earned or received on or before Completion; or

         2.1.1.2  in respect of any event occurring on or before Completion; and


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



2.1.2    any  taxation  liability  falling  within any of  paragraphs  1.10.2 to
         1.10.3 (inclusive); and

2.1.3 any taxation liability being a liability for capital transfer tax or inheritance tax (not falling within paragraph 2.1.1) which:-

         2.1.3.1 at Completion is a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares in or assets of the Company or the Subsidiaries;

         2.1.3.2 after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares in or assets of the Company or the Subsidiaries being a liability in respect of capital transfer tax or inheritance tax payable as a result of the death of any person within seven years after a transfer of value if a charge on, or power to sell, mortgage or charge any such shares or assets would, if the death had occurred immediately before Completion and capital transfer tax or inheritance tax payable as a result had not been paid, have existed at Completion; and

         2.1.3.3 arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of assets of the Company or the Subsidiaries or the Vendor or any predecessor in title to such assets or to the Shares;

2.1.4 any taxation liability of the Company or any of the Subsidiaries (not falling within paragraph 2.1.1) which is also a taxation liability of a person other than the Company or any Subsidiary and which is payable by the Company or any of the Subsidiaries because that other person was at any time before Completion a member of the same group as such other person or otherwise connected with or related to such other person for taxation purposes;

2.1.5 without prejudice to paragraphs 2.1.1, 2.1.2, 2.1.3 and 2.1.4, any taxation liability which arises as a result of, or in connection with, any of the following:

         2.1.5.1 payments by the Company or any Subsidiaries of rent to Mr Myers; or

         2.1.5.2 any amounts payable under Section 419 ICTA 1988 (as extended by Section 422 ICTA 1988 and any related penalties or interest) in respect of loans made by the Company or any Subsidiaries prior to Completion Mr Myers or any person connected with Mr Myers (within the meaning of section 286 of the Taxation of Chargeable Gains Act 1992); or

         2.1.5.3 any liability of the Company to account for income tax or national insurance contributions in relation to any fees paid to Mr Sharman, or to any company of which he is a director or of which he has control (within the meaning of section 416 ICTA 1988), in each case prior to Completion; and

2.1.6 all reasonable costs and expenses incurred by or charged against the Purchaser or the Company or the Subsidiaries in connection with any taxation liability referred to in paragraphs 2.1.1 to 2.1.5. Any such costs and expenses shall include, where appropriate, a reasonable amount in respect of management time.

2.2 In determining for the purposes of paragraph 2.1.3 whether a charge on or power to sell, mortgage or charge any of the shares in or assets of the Company or the Subsidiaries exists at any time, the fact that any taxation is not yet payable or may be paid in instalments shall be disregarded and such taxation shall be treated for the purposes of this Schedule as becoming due or to have become due and a charge on or power to sell, mortgage or charge as arising or having arisen on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

2.3 The provisions of Section 213 of the Inheritance Tax Act 1984 (refund by instalments) shall not apply to any payments falling to be made pursuant to paragraph 2.1.3.



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



3        LIMITATIONS

3.1 Subject to paragraph 3.2, the covenant in paragraph 2 shall not apply to any taxation liability to the extent that:-

3.1.1 provision or reserve in respect of such liability is made in the Accounts;

3.1.2 the taxation liability is in respect of or by reference to income, profits or gains earned in respect of the period, or any event occurring, between the Accounts Date and Completion in the ordinary course of the business of the Company or the Subsidiaries;

3.1.3 the Purchaser has made or makes recovery in respect of such taxation liability under any other provision of this Agreement;

3.1.4    it  arises  as a  result  only of such a  provision  or  reserve  as is mentioned in paragraph 3.1.1 being insufficient by reason of an increase in the rates of taxation or a change in taxation law or published practice made or announced after Completion with retrospective effect;

3.1.5 it would not have arisen but for a change in accounting methods or policies adopted by the Company or any of the Subsidiaries after Completion, provided that the previous methods used by the Company or the Subsidiary were in compliance with generally accepted accounting principles applicable to the Company or any of its Subsidiaries;

3.1.6 it would not have arisen but for a voluntary act or omission of the Company or any of the Subsidiaries (which could reasonably have been avoided) carried out or occurring after the date of this Agreement, otherwise than in the ordinary course of business or in performing any obligation under a contractual agreement entered into on or before Completion or in accordance with any statutory duty, which the Company or Subsidiary or the Purchaser was, or ought to have been, aware could give rise to a taxation liability.

3.2 The provisions of paragraph 3.1.2 to 3.1.6 inclusive shall not apply to any claim under paragraph 2 in respect of a taxation liability which falls within paragraph 2.1.5.

4        OVERPROVISIONS

4.1 If the auditors for the time being of the Company or any of the Subsidiaries (at the request and expense of the Covenantor) certify that a Relevant Amount (as defined in paragraph 4.2) exists for the purposes of this paragraph, paragraph 4.3 shall apply except to the extent to which credit has been given for the Relevant Amount in relation to any claim under the Warranties.

4.2 For the purposes of this paragraph, if a provision for taxation in the Accounts (excluding any provision for deferred tax) is an over-provision (except to the extent that such over-provision results from the utilisation of an Accounts relief or a post-Accounts Date relief), the amount of such over-provision shall be a Relevant Amount.

4.3 Where, pursuant to paragraph 4.1, this paragraph 4.3 applies to a Relevant Amount:-

4.3.1 the Relevant Amount shall first be set-off against any payment then due from the Covenantor under this Schedule;

4.3.2 to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by it under this Schedule and not previously refunded under this sub-paragraph up to the amount of such excess; and

4.3.3 to the extent that the excess referred to in paragraph 4.3.2 is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set-off against any future payments which become due from the Covenantor under this Schedule.

5        GROSSING UP

5.1 All sums payable by the Vendors to the Purchaser under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Schedule, then (except in the case of interest payable under paragraph 7.3) the Vendors shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5.2 If the Purchaser incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Schedule other than interest payable under paragraph 7.3, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Purchaser is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

5.3 If the Purchaser would, but for the availability of a relief, incur a taxation liability falling within paragraph 5.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

6        CONDUCT OF CLAIMS FOR TAXATION

6.1 If the Purchaser, the Company or any of the Subsidiaries becomes aware of a taxation claim relevant for the purposes of this Schedule, the Purchaser shall as soon as reasonably practicable give the Vendors written notice containing reasonable details of that taxation claim and shall, subject to paragraphs 6.3 and 6.4, take, or cause the Company or the Subsidiaries to take, such action as the Vendors may reasonably request to avoid, resist, appeal or compromise the taxation claim.

6.2 Without prejudice to the generality of paragraph 6.1, the Vendors shall be entitled, subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and, subject to paragraph
         6.3 and  6.4,  to
         instruct such solicitors and other professional advisers on behalf of the Company or the Subsidiary as the Vendors may nominate to act for the Company or any Subsidiary in the matter, and if so the Vendors;

6.2.1 shall ensure that no correspondence, pleading or other document is sent or issued in connection with the taxation claim without having first consulted the Purchaser in relation thereto, and shall promptly send the Purchaser copies of all relevant correspondence and other written communications and notes of relevant telephone conversations; and

6.2.2 shall obtain the Purchaser's prior written approval (not to be unreasonably withheld) to any admission of liability in respect of, or any settlement or compromise of, the taxation claim.

6.3 The Purchaser shall not be required to take, and shall not be required to cause the Company or any Subsidiaries to take, any action pursuant to paragraph 6.1 and the Vendors (or any advisers appointed by them) shall not be entitled to take any action on behalf of the Company or any Subsidiaries or to require the Company or the Subsidiaries to take any action pursuant to paragraph 6.2 (including, without limitation, the adoption of any accounting practice, procedure or methodology):-

6.3.1 if the Purchaser, the Company, or any Subsidiary reasonably considers such action would be:-

         6.3.1.1 unlawful or materially prejudicial to its dealings with any taxation authority; or

         6.3.1.2 likely to have a material adverse effect on its future liability to taxation (including, without limitation, any action which would cause the Company or the Subsidiaries to incur a taxation liability after Completion which it would otherwise have incurred before Completion); or

         6.3.1.3  likely   adversely   to  affect  its   business  or  financial
                  reputation, interests, goodwill, or connection;


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6.3.2    unless the Vendors  indemnify  and secure the Purchaser and the Company
         or  the   Subsidiaries   concerned   to  the   Purchaser's   reasonable
         satisfaction against any costs, damages or expenses which may be incurred (together with a reasonable amount in respect of management time);

6.3.3 where such action involves an appeal against a determination by the General or Special Commissioners or the VAT and Duties Tribunal, unless the Vendors have obtained the opinion of leading tax counsel that there is a reasonable prospect that the appeal will succeed;

6.3.4 if the Vendors or any of them (or the Company or Subsidiaries before Completion) is or has been involved in a case involving fraud or wilful default in respect of the taxation liability which is the subject matter of the taxation claim.

6.4      If:

6.4.1 the Vendors do not request the Purchaser to take any appropriate action within 30 days of notice to the Vendors or if no action is required to be taken by virtue of any of the provisions of paragraph 6.3; or

6.4.2 the Vendors do not take any action on behalf of the Company or any Subsidiaries pursuant to paragraph 6.2 within 30 days of notice to the Vendors the Company or Subsidiaries shall be at liberty without reference to the Vendors to admit, compromise, settle, discharge or otherwise deal with such taxation claim.

6.5 The Vendors' rights under this paragraph 6 (other than the right to receive the notice referred to in paragraph 6.1) shall cease if either Mr Sharman or Mr Myers is declared bankrupt, is unable to pay his debts as they fall due, commences negotiations with any of his creditors with a view to the general readjustment or rescheduling of his indebtedness or makes a general assignment for the benefit of or a composition with his creditors.



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7        PAYMENT

7.1 Where a claim under this Schedule relates to a liability of the Company or the Subsidiaries to make or suffer an actual payment of taxation (or amount in respect of taxation) the Vendors shall pay the Purchaser any amount which is required to be paid by them (including any amount payable pursuant to paragraph 2.1.3.3) within five business days following the date on which the Purchaser notifies the Vendors of their liability to make such payment or, if later, five business days before the last date on which the taxation in question would have to be paid to the appropriate taxation authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that taxation liability.

7.2 In any case not falling within paragraph 7.1, the Vendors shall pay the amount which they are required to pay under this Schedule (including any amount payable pursuant to paragraph 2.1.3.5) within five business days of the date on which they receive notice from the Purchaser of the amount due to be paid or, if later:

7.2.1 in any case which falls within paragraph 1.10.2 (loss of Accounts relief), not later than the fifth business day before the day on which the Company or the Subsidiaries concerned is due to pay any taxation which, but for such loss, it would not have been liable to pay;

7.2.2 in a case which falls within paragraph 1.10.3 (set-off of Accounts relief or post-Accounts Date relief), not later than the day on which the Company or the Subsidiaries would, but for such setting off, have been liable to pay the actual taxation liability;

7.2.3 in a case which falls within paragraph 1.10.4 (liability for indemnity, guarantee or covenant payments), not later than the fifth business day before the day on which the Company or Subsidiaries is due to make the payment or repayment.

7.3 Sums not paid by the Vendors by the dates specified in paragraphs 7.1 and 7.2 shall bear interest (which shall accrue from day to day after, as well as before, judgment) at 2 per cent. above the base rate of Lloyds Bank plc or, in the absence of such base rate, at such similar rate as the Purchaser may select, from the date



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         following the  specified  date up to and including (in either case) the date of actual payment of such sums (or the next business day if such date of actual payment is not a business day).

8        RECOVERY

8.1 Where the Vendors have paid any amount in full discharge of a liability under paragraph 2 in respect of any taxation liability and the Company or any of the Subsidiaries is legally entitled to recover or by virtue of a legal entitlement recovers from any person (other than the Purchaser or any other member of the Purchaser's Group or any person connected with any of them) any sum in respect of such taxation liability, the Purchaser shall notify the Vendors of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of the Vendors and upon the Vendors indemnifying and securing the Company, the Subsidiaries or the Purchaser to the Purchaser's reasonable satisfaction against all costs or expenses which may thereby be incurred) take, or cause the Company or Subsidiaries to take, such action as the Vendors shall reasonably request to enforce such recovery against the person in question (keeping the Vendors fully informed of the progress of any action taken) provided that the Purchaser shall not be required to take any action pursuant to this paragraph which, in the Purchaser's reasonable opinion, is likely to harm its or the Company's or the Subsidiaries' commercial relationship (potential or actual) with that or any other person.

8.2 The Purchaser, the Company or the Subsidiaries shall (to the extent that the recovery is not thereby prejudiced) account to the Vendors for any sum so recovered (including any interest paid by such person) up to an amount not exceeding the amount paid by the Vendors under paragraph 2 in respect of the taxation liability in question (but less any tax payable by the Company or Subsidiaries in respect of the sum recovered or in respect of such interest or which would be payable but for the use or set off of any relief and less the amount of all reasonable costs and expenses in obtaining such payment including a reasonable amount in respect of management time).

8.3 Where a payment is made, or is to be made, by the Vendors to the Purchaser under paragraph 2 above in respect of only part of a taxation liability and that taxation liability gives rise to a recovery under paragraph 8.1, the amount recovered shall be attributed for the purposes of paragraph 8.1 to the part of the taxation liability giving rise to the Purchaser's claim and to the part not so giving rise on a pro rata basis and, accordingly, paragraph 8.2 shall only apply to such part of the amount recovered as is attributed to the part of the taxation liability giving rise to the Purchaser's claim.

9        PURCHASER'S COVENANT

9.1 The Purchaser hereby indemnifies an amount equal to any liability to taxation (and all reasonable costs and expenses) of the Vendors pursuant to section 767A-767C ICTA 1988 which is primarily a liability of the Company or any Subsidiary and which the Vendors are required to discharge by reason of the failure of the Company or any Subsidiary to discharge that liability.

9.2 The covenants contained in paragraph 9.1 shall not apply to taxation to the extent that the Purchaser could claim payment in respect of it under this Schedule.

10       TAX RETURNS FOR PERIODS BEFORE AND INCLUDING COMPLETION

10.1 The Purchaser shall procure that any taxation returns that have to be submitted by the Company or the Subsidiaries for periods commencing before Completion shall be prepared by the relevant company in draft and submitted by it to the Vendors, and that the Company shall consider any comments or suggestions which the Vendors may make. The Purchaser shall procure that the Company shall send the Vendors a copy of the return finally submitted.

10.2 The Vendors shall afford or procure that there is afforded to the Company or the Subsidiaries or their duly authorised agents such information and assistance as the Purchaser or the Company or Subsidiaries or their duly authorised agents may reasonably request for the purpose of preparing, submitting and agreeing the taxation returns of the Company and the Subsidiaries for all accounting periods ending before Completion and for the accounting period beginning before and ending after Completion.



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



11       PROVISION OF INFORMATION TO VENDORS

         The Purchaser shall afford or procure that there is afforded to the Vendors or their duly authorised agents such information and assistance as the Vendors may reasonably request to enable them to exercise their rights and fulfil their duties under this Schedule.



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                                   SCHEDULE 8

                            LIMITATIONS ON LIABILITY

1 The provisions of this Schedule shall operate to limit the liability of the Vendors under and in respect of the provisions of Clause 5 (the Warranties) and Tax Covenant and references in this Schedule to "hereof", "hereunder" and to "liability hereunder" shall be construed to refer to such liabilities as appropriate. Clause 5 (the Warranties) and Tax Covenant respectively shall accordingly have effect subject to and as qualified by the terms of this Schedule.

2 The Vendor shall have no liability whatsoever in respect of any claim for breach of the Warranties unless and until the loss thereby sustained (together with the aggregate amount of losses sustained arising under previous claims if any) shall exceed a total sum of US$139,920, in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over US$139,920.

3 The aggregate liability of the Vendors in respect of all claims for breach of the Warranties or under the Tax Covenant made on the Vendors hereunder shall not exceed $13,992,000. The liability of each Vendor in respect of claims for breach of the Warranties or under the Tax Covenant made on the Vendors hereunder shall not exceed the aggregate of the amounts set out opposite his name in columns 4,5 and 6 of
         Schedule 1.

4 No claim shall be brought by the Purchaser against the Vendors in respect of any breach of the Warranties or under the Tax Covenant unless notice in writing of any such claim (specifying in reasonable detail the nature of the claim (to the extent available) and, so far as practicable, the amount claimed) has been given to the Vendors on or before:-

4.1 in relation to matters in respect of the Warranties (other than Warranties relating to taxation), on or prior to 31 December 2000; and

4.2 in relation to matters under the Warranties relating to taxation and under the Tax Covenant, on or prior to the seventh anniversary of the date of this Agreement.

5 No liability shall attach to the Vendors in respect of any claim under the Warranties or the Tax Covenant to the extent that:-

5.1 it would not have arisen but for an act, omission or transaction of the Purchaser, or persons deriving title under the Purchaser, or the Company or any Subsidiary effected after Completion otherwise than in the ordinary and proper course of the business of the Company or any Subsidiary as at present carried on or which would not have arisen but for any claim, election, surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be done by the Company or any Subsidiary or the Purchaser under the provisions of any taxation after Completion, but only to the extent that the Purchaser was aware, or ought reasonably to have been aware, that any such act, omission or transaction would have led to such liability arising;

5.2 specific provision or reserve in respect thereof shall have been made in the Accounts or Management Accounts but only (for the avoidance of any doubt) to the extent of any provision or reserve;

5.3 the breach or claim occurs wholly out of or as a result of or in connection with any legislation not in force at Completion or as a result of any change in legislation hereafter or any decision of the courts altering the accepted interpretation of any law as at Completion;

5.4 the Purchaser or the Company or any Subsidiary is entitled to claim an indemnity under any insurance policy against any loss or damage suffered as a result of any breach or claim or, as the case may be, in respect of the subject matter thereof but only to the extent that the Purchaser or the Company or any Subsidiary (as the case may be) makes recovery under any such insurance policy; or

5.5 the breach or claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability and is due and payable provided that this sub-clause 5.5 shall not operate to avoid a claim made in reasonably sufficient detail in respect of the contingent liability within the applicable time limits specified in Clause 4 of this Schedule.

6 Any claim shall if it has not been previously satisfied, settled or withdrawn be


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         deemed to have  been  withdrawn  and  shall  become  fully  barred  and unenforceable on the expiry of the period of six months commencing on the date that the claim is made unless proceedings in respect thereof shall have been commenced against the Vendors and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Vendors.

7 The Purchaser shall not be entitled to recover damages in respect of any claim or otherwise to obtain reimbursement or restitution more than once in respect of any one set of circumstances giving rise to a claim for misrepresentation or breach of the Warranties or in respect of any claim under the Tax Covenant.

8 If the Vendors shall have paid to the Purchaser or the Company an amount in respect of a claim for breach of the Warranties or under the Tax Covenant and after such payment the Purchaser and/or the Company or any Subsidiary shall recover from a third party a sum which is referable to that payment then the Purchaser shall forthwith repay or procure repayment by the Company or any Subsidiary to the Vendors of such sum having deducted any costs properly incurred relating to such recovery from such third party together with any liability to taxation which arises in connection therewith.

9 The Purchaser shall and shall procure that the Company and each Subsidiary shall:-

9.1 as soon as practicable after circumstances have come to its or their notice which will or is likely to give rise to a claim give to the Vendors by written notice details of such circumstances and claim and thereafter keep the Vendors informed of all material developments relating to such circumstances and claim;

9.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without prior consultation with and agreement of the Vendors (not to be unreasonably withheld or delayed) unless not doing so would prejudice the goodwill of the business of the Purchaser, the Company or the Subsidiaries to a material extent in which case the Purchaser shall be entitled to take any action which it considers in its sole discretion to be necessary;



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9.3      if so  requested by the Vendors,  take all  reasonable  steps to avoid,
         resist,   appeal,   compromise   or  defend  any  such  claim  and  any
         adjudication   in  respect  thereof  and  for  this  purpose  take  all
         appropriate proceedings in the name of the Company or any Subsidiary, as the case may be (but subject to the Company being indemnified and secured by the Vendors against all losses, charges, costs, damages and expenses that may be incurred in connection therewith) unless doing so would prejudice the goodwill of the business of the Purchaser, the Company or the Subsidiaries to a material extent in which case the Purchaser shall be entitled to take any action which it considers in its sole discretion to be necessary; and

9.4 allow the Vendors and their agents reasonable access during business hours to inspect and take copies of all necessary books and records of the Company and the Group Companies subject always to their keeping the same confidential other than necessary disclosures in connection with any such action or claim PROVIDED THAT such books an records are not subject to legal professional privilege as between the Purchaser and any of its professional advisers.




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SIGNED as a deed by RICHARD         )       /s/ Richard Myers
MYERS in the presence of:-          )


Witness: Signature:        /s/ Laurence Markham

         Name:             Laurence Markham

         Address:


         Occupation:       Solicitor

SIGNED as a deed by NEIL            )       /s/ Neil Doughty
DOUGHTY in the presence of:-        )


Witness: Signature:        /s/ Laurence Markham

         Name:             Laurence Markham

         Address:


         Occupation:       Solicitor

SIGNED as a deed by TREVOR          )       /s/ Trevor Sharman
SHARMAN in the presence of:-        )


Witness: Signature:        /s/ Laurence Markham

         Name:             Laurence Markham

         Address:


         Occupation:       Solicitor

EXECUTED as a deed of               )       /s/ Patrick S. Feely
RADICA GOLD LIMITED                 )
by its attorney P.S. Feely          )